Exhibit 99.1

News Release

Contacts:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
(410) 379-3640	(410) 379-3636	(410) 379-3725

GP Strategies Corporation Prepays $5.2 million Convertible Note

Elkridge, MD. May 28, 2008. GP Strategies Corporation (NYSE: GPX), the parent company of global performance improvement solutions provider General Physics Corporation (GP), today announced that it pre-paid an outstanding five-year note payable to ManTech International Corporation (ManTech) in the principal amount of $5,250,955 that was originally scheduled to mature in October 2008. Each year during the term of the note, ManTech had an option to convert up to 20% of the original principal amount of the note into GP Strategies common stock at the current market price, but only in the event the stock was trading at $10 per share or more. No portion of the note was converted into common stock. On May 27, 2008, GP Strategies satisfied the note obligation by paying ManTech a total of $5.2 million, which consisted of the principal balance of the note plus accrued interest through the payment date, less a mutually agreed prepayment discount of $125,000. The debt repayment was funded by GP using both cash on hand and borrowings under its revolving line of credit.

About GP

GP Strategies, whose principal operating subsidiary is General Physics Corporation, is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

# # # #